                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

         NATURE'S SUNSHINE PRODUCTS, INC.
--------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                        NATURE'S SUNSHINE PRODUCTS, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 26, 2000

                            ------------------------

To the Shareholders:

    Notice is hereby given that the 2000 Annual Meeting of Shareholders of Nature's Sunshine Products, Inc. (the "Company") will be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Friday, May 26, 2000, at 10:00 a.m., local time, for the following purposes:

    1. To elect two directors, each to serve a term of three years, and until each of their successors is elected and shall qualify;

    2. To approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of common stock authorized for issuance under the Plan from 1,650,000 to 4,150,000; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 14, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders, and only shareholders of record at such date will be so entitled to notice and to vote.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Brent F. Ashworth
                                          SECRETARY

Dated: April 17, 2000

PLEASE FILL IN, DATE, SIGN, AND RETURN THE ENCLOSED PROXY WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE VOTING OF THE PROXY, BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE MEETING.

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        NATURE'S SUNSHINE PRODUCTS, INC.

                             ---------------------

                                    GENERAL

    This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Nature's Sunshine Products, Inc. ("the Company") for the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606 on May 26, 2000, at 10:00 a.m., local time. The Shareholders of the Company will consider and vote upon the proposals described herein and referred to in the Notice of the Meeting accompanying this Proxy Statement.

    The close of business on April 14, 2000 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On such date there were 17,022,404 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter to be considered at the meeting. For a description of the principal holders of the Company's Common Stock, see "PRINCIPAL HOLDERS OF COMMON STOCK" below.

    Shares represented by Proxies will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying the contrary will be voted in favor of (i) the Board of Directors' nominees for directors of the Company, and (ii) approving an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of common stock authorized for issuance under the Plan from 1,650,000 to 4,150,000.

    The Proxies being solicited by the Board of Directors may be revoked by any shareholder giving the Proxy at any time prior to the Annual Meeting by giving notice of such revocation to the Company, in writing, at the address of the Company provided below. The Proxy may also be revoked by any shareholder giving such Proxy who appears in person at the Annual Meeting and advises the Chairman of the Meeting of his intent to revoke the Proxy.

    The principal executive offices of the Company are located at 75 East 1700 South, Provo, Utah 84606. This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about April 20, 2000.

                       PRINCIPAL HOLDERS OF COMMON STOCK

    The following table sets forth information as of March 31, 2000, with respect to the beneficial ownership of the Company's Common Stock by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Compensation", and all officers and directors of the Company as a group.

                                                              NUMBER OF SHARES
BENEFICIAL OWNER                                            BENEFICIALLY OWNED(1)   PERCENT OF CLASS(2)
----------------                                            ---------------------   -------------------
Pauline T. Hughes.........................................        2,281,384(3)             13.3%
  311 East Canal Road
  Salem, UT 84653

Kristine F. Hughes........................................        1,665,649(4)              9.7%
  Eugene L. Hughes
  75 East 1700 South
  Provo, UT 84606

FMR Corp..................................................        1,330,000(5)              7.8%
  82 Devonshire Street
  Boston, MA 02109

Wellington Management Company, LLP........................        1,280,400(6)              7.5%
  75 State Street
  Boston, MA 02109

Daniel P. Howells.........................................            4,000                   0%
  75 East 1700 South
  Provo, UT 84606

Douglas Faggioli..........................................           54,520(7)               .3%
  75 East 1700 South
  Provo, UT 84606

Daren Hogge...............................................            2,509(8)                0%
  75 East 1700 South
  Provo, UT 84606

Dale G. Lee...............................................          122,034(9)               .7%
  75 East 1700 South
  Provo, UT 84606

Richard G. Hinckley.......................................                0                   0%
  75 East 1700 South
  Provo, UT 84606

All officers and directors as a group (14 persons)........        4,332,918(10)            24.9%

------------------------

 (1) Except as otherwise indicated, all shares are directly owned with voting and investment power held by the person named. Amounts shown include, where applicable, shares subject to presently exercisable options.

 (2) The percentage includes shown for each beneficial owner is calculated based upon the outstanding Common Stock, including shares of Common Stock subject to presently exercisable options held by such beneficial owner which are deemed to be outstanding.

 (3) Includes 1,624,373 shares held by Pauline Hughes in trust for the benefit of herself and her children, 433,110 shares held by a family limited partnership, 114,286 shares held by an annuity trust, and 109,615 shares subject to presently exercisable options.

 (4) Includes 16,335 shares held directly, 1,384,285 shares held by Kristine and Eugene Hughes as trustees for the benefit of themselves and their children, 94,659 shares allocated to Mr. Hughes' account in a 401(k) Plan, and 186,705 shares subject to presently exercisable options.

 (5) In an Amendment No. 1 to a Schedule 13G dated February 14, 2000, FMR Corp. ("FMR") reported that its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), is the beneficial owner of 1,330,000 shares of the Company's Common Stock. Fidelity acts as an investment adviser to Fidelity Low-Priced Stock Fund (the "Fund") which holds 1,282,500 of the shares. Edward C. Johnson 3d and Abigall P. Johnson, by virtue of their stock ownership and certain voting agreements, are controlling shareholders of FMR. Mr. Johnson, FMR and the Fund each have the sole power to dispose of the shares owned by the Fund. The sole power to vote or direct the voting of the shares is held by the Fund's Board of Trustees.

 (6) In a Schedule 13G dated February 9, 2000, Wellington Management Company, LLP. ("WMC") reported that it in its capacity as investment adviser it may be deemed to beneficially own 1,280,400 shares of the Company's Common Stock. WMC has shared power to dispose of or to direct the disposition of 1,280,400 of the shares, and shared power to vote or direct the voting of 841,900 of the shares.

 (7) Includes 29,696 shares held directly, and 24,874 shares allocated in a 401(k) Plan.

 (8) Includes 1,000 shares held directly, and 1,509 shares allocated in a 401(k) Plan.

 (9) Includes 5,085 shares held directly, 35,299 shares allocated in a 401(k) Plan, and 81,650 shares subject to presently exercisable options.

 (10) Includes 286,489 shares allocated to executive officers in the 401(k) Plan, and 400,170 shares subject to presently exercisable options.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    In accordance with the Bylaws of the Company, the Board of Directors has fixed its number at six members. Richard G. Hinckley was appointed by the Board of Directors to fill a vacancy on the Board. The other directors were elected for staggered terms at the last three annual meetings.

    Under the Company's Restated Articles of Incorporation, directors are divided into three classes, each class to consist, as nearly as may be possible, of one-third of the number of directors then constituting the entire Board of Directors. Each year one class of directors is elected, each director to serve a term of three years.

    At the Annual Meeting, two directors, Pauline T. Hughes and Douglas Faggioli, will stand for election to serve three years and thereafter until each of their successors are elected and shall qualify.

    In the absence of instructions to the contrary, the persons named in the Proxy will vote the Proxies for the election of the nominees listed below, unless otherwise specified in the Proxy. The Board of Directors has no reason to believe that the nominees will be unable to serve, but if either nominee should become unable to serve, the Proxies will be voted for such other person as the Board of Directors shall recommend.

    Certain information concerning the two nominees to the Board of Directors, and directors whose terms will continue after the Annual Meeting is set forth below.

                                    NOMINEES

                                                                 SERVED AS
                                                                 DIRECTOR
NAME OF NOMINEE              AGE        COMPANY POSITION HELD      SINCE     CLASS AND YEAR TERM WILL EXPIRE
---------------            --------   -------------------------  ---------   -------------------------------
Pauline T. Hughes........     58      Director                     1988      Class I 2003 (if re-elected)

Douglas Faggioli.........     45      Executive Vice President,    1997      Class I 2003 (if re-elected)
                                        COO and Director

                                    DIRECTORS WHOSE TERMS ARE CONTINUING

Richard G. Hinckley......     58      Director                     1999      Class II 2001

Eugene L. Hughes.........     68      Senior Vice President and    1980      Class II 2001
                                        Director

Kristine F. Hughes.......     61      Chairperson of the Board     1980      Class III 2002
                                        and Director

Daniel P. Howells........     59      President, CEO and           1997      Class III 2002
                                        Director

COMPENSATION OF DIRECTORS

    Board members who are also employees of the Company do not receive any directors fees. The Company pays its non-employee Board members directors' fees of $20,000 to $43,000 and its Chairman of the Board, $120,000 per year, as well as the cost of health and life insurance coverage. The Company does not pay any fees for attendance at committee meetings. Kristine F. Hughes, Pauline T. Hughes and Richard G. Hinckley, non-employee Board members, respectively received six year options to purchase 136,800 shares, 85,800 shares and 5,000 shares of the Company's Common Stock in 1999. The options were granted at market value as of the date of grant.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

    There were seven meetings of the Board of Directors held during the last fiscal year. All of the directors attended at least 75 percent of the meetings of the Board and Committees of the Board on which they served.

    The Board of Directors has a Compensation Committee which consists of Kristine F. Hughes, Pauline T. Hughes and Richard G. Hinckley. The Compensation Committee recommends to the Board of Directors the compensation to be paid to the Company's chief executive and chief operating officers. There were no meetings of the Compensation Committee during the last fiscal year.

    The Board of Directors also has an Audit Committee which consists of Kristine F. Hughes, Pauline T. Hughes and Richard G. Hinckley. The function of the Audit Committee is generally to approve the engagement of the Company's independent public accountants and to review audit and non-audit services provided by such accountants. There was one meeting of the Audit Committee during the last fiscal year.

    The Board of Directors has also established a Nominating Committee consisting of Kristine F. Hughes, Pauline T. Hughes and Richard G. Hinckley. The Nominating Committee considers and recommends nominations for election to the full Board of Directors. The Nominating Committee will consider recommendations of shareholders, and recommendations should be submitted to the Nominating Committee c/o the Secretary of the Company in accordance with the time period in "Shareholder Proposals" below. There were no meetings of the Nominating Committee during the last fiscal year.

                             OFFICERS AND DIRECTORS

    The officers and directors of the Company are:

NAME                                                  POSITION                              AGE
----                         -----------------------------------------------------------  --------
Daniel P. Howells..........  President, Chief Executive Officer and Director                 59
Kristine F. Hughes.........  Chairperson of the Board and Director                           61
Eugene L. Hughes...........  Senior Vice President and Director                              69
Pauline T. Hughes..........  Director                                                        58
Richard G. Hinckley........  Director                                                        58
Douglas Faggioli...........  Executive Vice President, Chief Operating Officer and           45
                             Director
Dale G. Lee................  Executive Vice President, President of the U.S.A. Sales         54
                             Division
Brent F. Ashworth..........  Vice President-Legal Affairs, Secretary and General Counsel     51
Joseph A. Speirs...........  Vice President-Marketing                                        47
Dr. Alvin B. Segelman......  Vice President-Health Sciences                                  68
Craig D. Huff..............  Chief Financial Officer                                         44
Daren G. Hogge.............  President of the International Division                         37
John R. DeWyze.............  Vice President Operations                                       43
Jerry L. McLaughlin........  Vice President Research                                         60

    Certain information regarding the business experience of the officers and directors is set forth below.

    DANIEL P. HOWELLS. Mr. Howells is the President, Chief Executive Officer and a Director of the Company. He began his employment with the Company in 1997. From 1991-1997 Mr. Howells served as President and CEO of Resorts USA, Bushkill, PA Division of Rank Group, London, England. From 1985-1990, he served as Executive Vice President and General Manager of the Marriott Management Service Division, Marriott Corporation. From 1972-1985, Mr. Howells was employed by Six Flags Corporation, serving as President and CEO from 1982-1985.

    KRISTINE F. HUGHES. Mrs. Hughes is the Chairperson of the Board of Directors of the Company. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has served as an officer or director of the Company and/or its predecessors since 1972. Mrs. Hughes serves on several civic and community boards and has been recognized for her business achievements, including the 1998 Utah Entrepreneur of the Year award. She is the wife of Eugene L. Hughes.

    EUGENE L. HUGHES. Mr. Hughes is Senior Vice President and a Director of the Company. Mr. Hughes was a co-founder and appointed president in 1972 of Hughes Development Corporation, a predecessor of the Company. He has served as an officer or director of the Company and/or its predecessors since 1972.
Mr. Hughes serves on several community boards. He is the husband of Kristine F. Hughes.

    PAULINE T. HUGHES. Mrs. Hughes has been a Director of the Company since 1988. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has acted as a consultant from time to time to the Company and its predecessors.

    DOUGLAS FAGGIOLI. Mr. Faggioli is Executive Vice President, Chief Operating Officer and a Director of the Company. He began his employment with the Company in 1983 and has served as an officer of the Company since 1989. He is a Certified Public Accountant.

    RICHARD G. HINCKLEY. Mr. Hinckley has served as a Director of the Company since December 1999. Since 1996, Mr. Hinckley has served as Director of Corporate Development--Western Region, Nextlink Communications. From 1991 to 1996, he served as a Vice President of Beehive Travel until its merger with Morris Travel where he became the Director of Meetings and Incentives. He also served as president, director and part owner of Park 'n Jet, Utah's largest off-airport parking facility. Mr. Hinkley received his MBA degree from Stanford University.

    DALE G. LEE. Mr. Lee is Executive Vice President, President of U. S. Sales of the Company. He began his employment with the Company in 1978 and has served as an officer of the Company since 1989.

    BRENT F. ASHWORTH. Mr. Ashworth is Vice President-Legal Affairs, Secretary and General Counsel for the Company. Mr. Ashworth began his employment with the Company in 1977 and has served as an officer of the Company since 1979. He is a member of the Utah State Bar.

    JOSEPH A. SPEIRS. Mr. Speirs is Vice President-Marketing of the Company. He began his employment with the Company in 1977 and has served as an officer of the Company since 1983.

    ALVIN B. SEGELMAN, PH.D. Dr. Segelman is Vice President-Health Sciences. He began his employment with the Company in 1990. From 1971 to 1990, Dr. Segelman was a professor at the College of Pharmacy, Rutgers University, serving as Chairman of the Department of Pharmacognosy from 1979 to 1986. Dr. Segelman has published numerous articles and served on numerous national and Congressional committees.

    JOHN R. DEWYZE. Mr. DeWyze began his employment with the Company in 1995, and has served as Vice President of Operations since 1997. From 1983 to 1994, Mr. DeWyze was employed by Bristol-Myers Squibb where he held positions of increasing responsibility during those years within the operations group including leading manufacturing and maintenance groups. He received his MBA degree in 1994.

    DAREN G. HOGGE. Mr. Hogge is President of the International Division. He began his employment with the Company in 1993, and has served as an officer of the Company since 1997. He is a Certified Public Accountant.

    CRAIG D. HUFF. Mr. Huff is the Chief Financial Officer of the Company. He began his employment with the Company in 1982 and has served as an Officer of the Company since 1998. He is a Certified Public Accountant.

    JERRY L. MCLAUGHLIN, PH.D. Dr. McLaughlin has served as Vice President of Research since joining the Company in October 1999. From 1971 to 1999,
Dr. McLaughlin was a professor at Purdue University, serving most recently as Professor of Pharmacognosy in the Department of Medicinal Chemistry and Molecular Pharmacology at Purdue University's School of Pharmacy and Pharmacal Sciences. Dr. McLaughlin is internationally recognized, is published extensively in professional journals and is a Fellow of several pharmaceutical societies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations provided to the Company by its officers, directors and 10% shareholders, the Company is unaware of any such persons failing to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for Jerry McLaughlin and Richard Hinckley who inadvertently filed their Form 3s late.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth information concerning the cash and non-cash compensation, paid or to be paid by the Company to its chief executive officer and to each of its executive officers named below, for the three fiscal years ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION                                   LONG-TERM COMPENSATION
-----------------------------------------------------------------------------   -----------------------------
             (A)                  (B)        (C)        (D)          (E)            (G)             (J)
                                                                                SECURITIES
                                                                 OTHER ANNUAL   UNDER-LYING      ALL OTHER
                                            SALARY     BONUS     COMPENSATION   OPTION/SARS   COMPENSATION(3)
NAME AND PRINCIPAL POSITION       YEAR      ($)(1)      ($)         ($)(2)       (SHARES)           ($)
---------------------------     --------   --------   --------   ------------   -----------   ---------------
Daniel P. Howells                 1999     289,383      --          --            319,340          7,520
  Chief Executive Officer         1998     275,600    110,240          334         --              8,337
                                  1997      49,041      --          39,037         50,000            822

Douglas Faggioli                  1999     220,000      --          --            209,370          1,606
  Executive Vice President,       1998     208,362     70,000       --             --              1,587
  Chief Operations Officer        1997     192,352      --          --             --              1,175

Eugene L. Hughes                  1999     176,395      --          --            148,340          7,546
  Senior Vice President           1998     165,488     47,541       --             --              8,951
                                  1997     190,934      --          --             --              7,238

Dale G. Lee                       1999     177,276      --          --            150,480          2,017
  Executive Vice President,       1998     167,309     30,233       --             --              2,237
  President of the U.S.A.         1997     173,759      --          --             --              1,831
  Sales

Daren Hogge                       1999     152,763     21,714       --            115,700            590
  Vice President,                 1998     125,205     44,264       --             --                561
  International Division          1997     122,621      --          --             --                212

------------------------

(1) Includes amounts contributed by the Company to its 401(k) defined contribution plan and amounts paid by the Company.

(2) Amount listed is for relocation and moving expenses. The Company also provides health, disability and other perquisites to each of its officers, but they do not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

(3) Amounts listed are for excess life insurance premiums.

EMPLOYMENT AGREEMENTS

    The Company has Employment Agreements with each of its executive officers who receive base annual salaries currently ranging from approximately $136,000 to $292,000. The Agreements are renewable on an annual basis and generally provide for an initial term of one year. In the event the Company terminates or does not renew an officer's employment without cause, the officer is generally entitled to receive the balance of his base salary for twelve months.

EXECUTIVE INCENTIVE PLANS

    The Company has from time to time adopted incentive plans for key management and/or other employees of the Company.

    In 1997, the Board of Directors adopted an Incentive Compensation Plan ("Bonus Plan") which provides for bonuses ranging from 0% to 90% of base salary for all employees of the Company depending upon the employee's position with the Company. Up to 40% of the bonus for certain key employees is determined by how well an employee achieves certain specified individual performance objectives, and the balance is determined by how well the Company achieves certain sales and operating income goals. Payments totaling $99,000, $463,000 and $0 were made to officers for services rendered in 1999, 1998 and 1997 for this or similar executive incentive plans. Amounts paid, if any, to the officers participating in the Bonus Plan are included in the Summary Compensation Table.

    The Bonus Plan also provides that certain stock options will be granted to officers and key employees if the Company and the employee meet their performance objectives. In 1999, officers earned options to purchase 53,770 shares of the Company's Common Stock. The Options earned were granted in February 2000 at fair market value and require three year vesting.

    In 1999, the Company adopted an Executive Loan Program. The Program is intended to assist executive officers of the Company purchase the Company's Common Stock. Loans are limited to $59,000 and the proceeds must be used to purchase Common Stock of the Company. Loans are secured by the purchased Common Stock and bear interest at the current prime rate. The notes are due ninety days after demand or ninety days after termination of employment.

STOCK OPTION PLANS

    The 1995 Stock Option Plan (the "1995 Plan") authorizes the grant of incentive and non-qualified stock options to officers and key employees. The 1995 Plan currently allows maximum of 1,650,000 shares of the Company's Common Stock (adjusted for stock splits and dividends). An amendment increasing the number of options under the Plan has been adopted by the Board of Directors subject to shareholder approval. See PROPOSAL NO. 2--APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN below.

    Options issued under the 1995 Plan must have an exercise price at least equal to the fair market value on the date of grant and a term of not more than ten years. Options are generally not transferable and are exercisable in accordance with vesting schedules established by the Compensation Committee (the "Committee") of the Board of Directors administering the Plan. The Committee establishes with respect to each option granted to an employee, and sets forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder. In the event of certain changes in control of the Company, options generally become immediately exercisable.

    As of April 14, 2000 there were 1,083,276 shares subject to non-qualified options outstanding under the 1995 Plan and no shares available for further issuance (as adjusted for stock splits and dividends). See "Executive Incentive Plans" above.

    The Company also has 400,201 shares subject to non-qualified options outstanding which were granted under stock option plans or arrangements that have been terminated.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth a summary of certain non-qualified stock options granted to the Company's named officers during 1999.

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE
                                                                                         APPRECIATION FOR
                                INDIVIDUAL GRANTS                                           OPTION TERM
---------------------------------------------------------------------------------   ---------------------------
           (a)                 (b)             (c)            (d)         (e)           (f)            (g)
                                           % OF TOTAL
                                         OPTIONS GRANTED   EXERCISE
                             OPTIONS      TO EMPLOYEES       PRICE     EXPIRATION
NAME                       GRANTED (#)       IN 1999       ($/SHARE)      DATE         5% ($)        10% ($)
----                       -----------   ---------------   ---------   ----------   ------------   ------------
Daniel P. Howells........    153,740          5.22%          12.25      2-23-2009    1,184,407      3,001,519
                             165,600          5.62%           7.75     10-19-2005      436,479        990,221

Douglas Faggioli.........     97,670          3.32%          12.25      2-23-2009      752,446      1,906,845
                             111,700          3.79%           7.75     10-19-2005      294,412        667,921

Eugene L. Hughes.........     30,140          1.02%          12.25      2-23-2009      232,197        588,434
                             118,200          4.01%           7.75     10-19-2005      311,545        706,788

Dale G. Lee..............     44,580          1.51%          12.25      2-23-2009      343,443        870,351
                             105,900          3.60%           7.75     10-19-2005      279,125        633,239

Daren Hogge..............     44,400          1.51%          12.25      2-23-2009      342,056        866,837
                              71,300          2.42%           7.75     10-19-2005      187,928        426,345

                        OPTION EXERCISES DURING 1999 AND
                           1999 YEAR-END VALUE TABLE

    The following table sets forth certain information regarding the exercise and value of non-qualified stock options held by the named officers during 1999 (as adjusted for stock splits and dividends).

                              AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUE
------------------------------------------------------------------------------------------------------------------------------
         (a)                  (b)                (c)                        (d)                              (e)
                                                                                                 DOLLAR VALUE OF UNEXERCISED
                                                                   NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS AT
                        SHARES ACQUIRED                          OPTIONS AT FISCAL YEAR-END            FISCAL YEAR-END
NAME                    ON EXERCISE (#)   VALUE RECEIVED ($)   EXERCISABLE/UNEXERCISABLE (#)    EXERCISABLE/UNEXERCISABLE ($)
----                    ---------------   ------------------   ------------------------------   ------------------------------
Daniel P. Howells.....     --                 --                           -0-/319,340                      -0-/41,400

Douglas Faggioli......     --                 --                           -0-/209,370                      -0-/27,925

Eugene L. Hughes......     --                 --                       120,705/148,340                  104,937/29,550

Dale G. Lee...........     --                 --                        81,650/150,480                   65,199/26,475

Daren Hogge...........     --                 --                           -0-/126,580                      -0-/17,825

401(k) PLAN

    The Company sponsors a qualified deferred compensation plan ("401(k) Plan") under Section 401(k) of the Internal Revenue Code, pursuant to which full-time employees may reduce their salaries by up to 10% of their compensation limited to a maximum of $10,000 and have the salary reduction amounts contributed to the 401(k) Plan. Such contributions are 100% matched by the Company, up to a maximum of 5% of the employee's compensation. Participants are fully vested at all times in their salary reduction contributions and after four years of service are fully vested in matching Company contributions. Participants are eligible to receive distribution of vested amounts upon retirement, death or disability, or termination of employment. Contributions by the Company to the 401(k) Plan were approximately $640,000, $545,000 and $530,000 for 1999, 1998 and 1997,
respectively. Amounts contributed for officers participating in the 401(k) Plan are included in the Summary Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors' Compensation Committee is composed of Pauline T. Hughes, Kristine F. Hughes and Richard G. Hinckley.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

    As members of the Compensation Committee (the "Committee"), it is our duty to administer or supervise various stock option and incentive compensation plans of the Company. In addition, the Committee recommends to the Board of Directors the compensation to be paid to the Company's chief executive and operating officers. The Committee also reviews compensation policies applicable to officers and key employees and considers the relationship of corporate performance to that compensation.

    The Committee submits a report to the Board concerning the compensation policies followed by the Committee in recommending compensation for the Company's chief executive and chief operating officers. In establishing such compensation for 1999, the Committee considered a number of factors, including what it believed to be the competitive level of compensation that is necessary to attract, retain and motivate qualified officers. In this regard, the Committee reviewed several salary reports and surveys. The Committee also considered (i) an officer's contribution to the Company's operating performance, as measured by increases in sales revenues, profitability and return on assets,
(ii) the officer's contribution to helping the Company meet its other objectives, such as providing a high level of service to the Company's customers and in maximizing shareholder value, and (iii) the Chief Executive Officer's evaluation of the officer. For the Chief Executive Officer, the Committee also took into consideration the Company's overall stock performance as measured against the stock market and success in opening new overseas markets for the Company's products. For 1999 salaries, the Committee applying the factors set forth above increased base salaries for the chief executive and chief operating officers approximately 5% over 1998 levels on a weighted average basis. Salaries for 2000, increased approximately 0% over 1999 levels on a weighted average basis. Other executive officer salaries in 1999 were set by the chief executive and chief operating officers using the same factors set forth above. The chief executive and chief operating officers approved percentage salary increases for the executive officers in 1999 and 2000 that were the same as those approved by the Committee.

    The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an officer's compensation is subject directly to annual bonus compensation measured by the Company's achievement of certain sales and income goals. Under the Company's Incentive Compensation Plan, bonuses are paid based on the officer's performance and the performance of the entire Company. The Committee believes the compensation paid to its officers is reasonable in view of the Company's performance and the contribution of these officers to that performance.

    All officers and key employees participate in the Company's stock option plans. Options granted thereunder, may provide for the acceleration of vesting if the Company meets or exceeds certain income and/or revenue goals. The Committee believes that stock options have been effective in attracting, motivating and retaining executives and key employees. During 1999, the Committee recommended stock option grants in the aggregate amount of 2,658,480 shares. In February 2000, the Committee approved stock option grants in the aggregate amount of 105,490 shares because the Company and its key employees met certain specified performance goals for the 1999 year. The options were granted in February 2000, at fair market value, and were subject to three year vesting.

    Except for Kristine F. Hughes, no member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.
Mrs. Hughes served as President and CEO of the Company from September 1996 to October 1997.

                                COMPENSATION COMMITTEE

Dated April 14, 2000

                                PAULINE T. HUGHES

                                KRISTINE F. HUGHES

                                RICHARD G. HINCKLEY

                          CORPORATE STOCK PERFORMANCE

    The following graph compares the performance (total return on investment as measured by the change in the year-end stock price plus reinvested dividends) of the Common Stock of the Company ("NATR") with that of the Index for NASDAQ Stock Market (U.S. companies) and the Index for NASDAQ Stock (SIC 2800-2899) (herbal vitamins companies) for the five years ended December 31, 1999.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
PERFORMANCE GRAPH FOR
NATURE'S SUNSHINE PRODUCTS, INC.
PREPARED BY THE CENTER FOR RESEARCH IN SECURITY PRICES
Produced on 02/10/2000 including data to 12/31/1999

                                            NASDAQ STOCK MARKET  NASDAQ STOCKS (SIC 2800-2899 US COMPANIES)
          NATURE'S SUNSHINE PRODUCTS, INC.    (US COMPANIES)           CHEMICALS AND ALLIED PRODUCTS
12/30/94                             100.0                100.0                                       100.0
12/29/95                             208.3                141.3                                       169.6
12/31/96                             224.0                173.9                                       171.8
12/31/97                             326.1                213.1                                       179.6
12/31/98                             192.5                300.2                                       229.2
12/31/99                             102.4                542.4                                       431.7

NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 12/31/1994.

        PROPOSAL NO. 2--APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

    The Board of Directors has approved an amendment to the Company's 1995 Stock Option Plan, as amended (the "Plan") that would increase the maximum number of shares of the Company's Common Stock available to be awarded under the Plan by 2,500,000 shares from 1,650,000 shares (as adjusted for stock splits and dividends) to a total of 4,150,000 shares. Specifically, the amendment replaces
Section I.4(a) in its entirety with the following:

        (a) NUMBER OF SHARES. The maximum number of shares of Common Stock that may be issued pursuant to Options granted to Eligible Employees under this Plan is 4,150,000 shares, subject to adjustments contemplated by
    Section 3.2.

This Amendment is subject to shareholder approval at the Meeting. A summary of the Plan and other related matters are described below.

    The Board of Directors and the Compensation Committee of the Board of Directors (the "Committee") believe that it is important to have equity-based incentives available to attract and retain qualified employees. In particular, the Company has used stock options as an integral element of its overall compensation program for key employees. The Board of Directors believes that the proposed increase in shares available under the Plan is necessary to ensure that the Company can continue to offer competitive levels of stock-based compensation to new and existing employees.

    GENERAL. The Plan was originally adopted by the Board of Directors in 1995, and approved by the shareholders at the 1996 Annual Meeting. The Plan will terminate in December. The Plan provides for the grant of options to officers (whether or not a director of the Company) and key employees of the Company. Options for a total of 3,266,014 shares have been granted under the Plan to officers, employees and consultants of the Company. Of this amount, 1,616,014 options were granted subject to shareholder approval of this Amendment. These grants exceed the number of option allowed under the Plan by 1,616,014 shares, after giving effect to the forfeiture of 667,250 shares due to the early termination of options due to cancellation or employee termination. If the shareholders approve Proposal Two, the balance of shares available to be awarded under the Plan will increase to 1,233,986 shares.

    ADMINISTRATION. The Plan is administered by the Committee of the Board of Directors of the Company ("the Committee"). The Committee has the authority to select the individuals to whom options are granted and to determine the terms of each option, including the number of shares covered by each option, the option exercise price, when the options become vested or exercisable, and whether the options will be ISOs or NSOs.

    ELIGIBILITY. Under the Plan, options may be granted to any officer (whether or not a director of the Company) or key employee of the Company. For purposes of the Plan, the term "key employee" also includes consultants and advisors to the Company. Non-employee directors are not eligible to participate in the Plan. The Committee decides which key employees will participate in the Plan and the number of options to be granted to each employee. All directors, employees and officers of, or consultants or advisors to, the Company and its subsidiaries are eligible to receive options under the Plan, but only employees of the Company and its subsidiaries are entitled to receive incentive stock options.

    TYPES OF OPTIONS. Both incentive and nonqualified stock options may be granted. In general, the aggregate fair market value (determined on the date of grant) of shares of Common Stock with respect to which incentive stock options first become exercisable by an option holder under all plans of the Company may not exceed $100,000 in any calendar year. There is no such limit in the case of nonqualified stock options.

    DURATION OF OPTIONS. Subject to early termination or acceleration provisions (which are summarized below), an option is exercisable in whole or in part from the date specified in the related option agreement until the expiration date specified by the Committee; however, all options expire not later than ten years after the date of grant.

    PURCHASE PRICE. The purchase price payable upon the exercise of a stock option granted must be at least equal to the fair market value of the Common Stock on the date of the grant (defined in the Plan as the closing price of the Common Stock as reported by NASDAQ). Payment for the exercise by employees may be made (i) in cash or cash equivalents; (ii) with shares of Common Stock already owned by the option holder, with certain restrictions; (iii) if authorized by the Committee, or if specified in the award agreement, by a promissory note; (iv) by notice and third party payment in such manner as may be authorized by the Committee; or (v) by any combination thereof.

    MODIFICATION. The Committee from time to time may authorize for employees generally or in specific cases only, any adjustment in the exercise price of, the number of shares subject to the restrictions upon or the term of an option granted under the Plan by cancellation of an outstanding option and a subsequent regranting of an option by amendment by substitution of an outstanding option, by waiver or by other legally valid means.

    TERMINATION OF EMPLOYMENT OR SERVICE. The Committee establishes with respect to each option granted to an employee, as set forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder.

    ACCELERATION OF OPTIONS. Upon the approval by the shareholders of a dissolution or liquidation, certain agreements to merge or consolidate, the sale of substantially all of the Company's assets or certain other Changes in Control, as such term is defined in the Plan, each option will become immediately exercisable. Such acceleration will automatically occur unless the Committee, prior to any such event, determines otherwise. The Committee also may provide for acceleration of the exercisability (vesting) if the Company meets certain income and revenue performance levels.

    TERM; TERMINATION; AMENDMENT. The Plan will expire on December 20, 2000. After that date no further options may be granted. The Board of Directors may suspend, terminate or amend the Plan, but no amendment may (to the extent then required by rules promulgated by the Securities and Exchange Commission), without approval of the shareholders, (i) materially increase the benefits accruing to participants; (ii) materially increase the aggregate number of shares which may be issued under the Plan; or (iii) materially modify the eligibility requirements for participation in the Plan.

    TRANSFERABILITY. Options may not be transferred voluntarily or involuntarily except pursuant to the laws of descent and distribution, except that NSOs may be transferred pursuant to a qualified domestic relations order (as defined in SEC Rule 16b-3), and options may be exercised during the optionee's lifetime only by the optionee.

    FEDERAL INCOME TAX CONSEQUENCES.

    NONQUALIFIED OPTIONS. An employee receiving a nonqualified option under the Plan does not recognize taxable income on the date of grant of the option, assuming (as is usually the case with plans of this type) that the option does not have a readily ascertainable fair market value at the time it is granted. However, the employee must generally recognize ordinary income at the time of exercise of the nonqualified option in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The amount of ordinary income recognized by an employee is generally deductible by the Company. The deduction is normally available in the year that the income is recognized. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of Common Stock are held.

    INCENTIVE STOCK OPTIONS. An employee who is granted an incentive stock option under the Plan does not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the Common Stock received upon the exercise of the incentive stock option over the option exercise price is includible in the employee's alternative minimum taxable income ("AMTI") and may be subject to the alternative minimum tax ("AMT"). For AMT purposes only, the basis of the Common stock acquired by the exercise of an incentive stock option is increased by the amount of such excess.

    Upon disposition of the Common Stock acquired upon exercise of an incentive stock option, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the option exercise price (except that for AMT purposes the gain or loss would be the difference between the sales price and the employee's basis increased as described in the preceding paragraph), provided that the employee has not disposed of the Common Stock within two years after the date of grant or within one year from the date of exercise. If the employee disposes of the Common Stock without satisfying both holding period requirements (a "Disqualifying Disposition"), the employee will generally recognize ordinary income at the time of such Disqualifying Disposition to the extent of the lesser of: (i) the difference between the exercise price and the fair market value of the Common Stock on the date the incentive stock option is exercised or (ii) the difference between the exercise price and the amount realized on such Disqualifying Disposition. Any remaining gain or any net loss is treated as a short-term or long-term capital gain or loss, depending upon the length of time that the Common Stock is held. If a Disqualifying Disposition occurs at a loss in the same taxable year that the excess of the fair market value of the Common Stock received on exercise of the incentive stock option over the exercise price is includible in the employee's AMTI, the amount includible will not exceed the amount equal to the excess of the amount realized on the Disqualifying Disposition over the exercise price. Unlike the case in which a nonqualified option is exercised, the Company is not entitled to a tax deduction upon either the timely exercise of an incentive stock option or upon disposition of the Common Stock acquired pursuant to such exercise, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition.

    ACCELERATED PAYMENTS. If, as a result of certain changes in control of the Company, a recipient's options become immediately exercisable, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300% of the recipient's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs, in such cases, the excess of the total parachute payments over such recipient's average annual taxable compensation will be subject to a 20% nondeductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

    TAX WITHHOLDING. Upon any exercise or vesting of any option, the Company may require a participant to pay the amount of any taxes that the Company may be required to withhold with respect to such transaction. If withholding is required in connection with the delivery of Common Stock under the Plan, the Committee may grant to the participant the right to elect, subject to certain conditions, to have the Company reduce the number of shares to be delivered by the number of shares, valued at their fair market value, that would satisfy the withholding obligation.

                              PLAN BENEFITS TABLE

    The following table sets forth, for certain executive officers and groups, the cumulative option awards that have been granted under the Plan through April 14, 2000. Future option grants, if any, that will be made to eligible participants in the Plan are subject to the discretion of the Committee and, therefore, are not determinable at this time. Each award was made at an exercise price equal to the market value of the Company's common stock on the day of grant. The value of each such award depends on the market value of the Company's common stock on the day of exercise and therefore cannot be determined or estimated at this time. The market value of the Company's Common Stock on April 14, 2000 was $8.00 per share.

NAME OF PERSON                                              NUMBER OF OPTIONS(1)
--------------                                              --------------------
Daniel P. Howells.........................................          319,340

Douglas Faggioli..........................................          209,370

Eugene L. Hughes..........................................          148,340

Dale G. Lee...............................................          150,480

Daren Hogge...............................................          126,580

Executive Officers--Group.................................        1,032,340

Non-Executive Directors...................................                0

Non-Executive Officers....................................          445,230

Employee Group............................................        1,316,570

------------------------

(1) Excludes options granted under the Plan which were subsequently cancelled.

    Approval of this amendment to the Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as shares voting on such matter and accordingly will have not effect on the approval of Proposal Two.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE PLAN.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1999, the Company engaged the services of an advertising agency. The president and owner of the advertising agency is the brother of Daniel P. Howells, the President and a director of the Company. The Company paid the agency $410,000 for services rendered in 1999.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee of the Board of Directors of the Company has recommended to the Board of Directors that Arthur Andersen & Co. be selected again as the independent public accountants for the Company. The Board of Directors has accepted this recommendation and has selected Arthur Andersen & Co. to be the independent public accountants for the Company for the fiscal year ending December 31, 2000. Arthur Andersen & Co. served as the Company's independent public accountants for the fiscal year ended December 31, 1999.

    Representatives of Arthur Andersen & Co. are expected to attend the 2000 Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

    If a shareholder wishes to present a proposal at the 2000 Annual Meeting of Shareholders, the proposal must be received by Nature's Sunshine
Products, Inc., 75 East 1700 South, Provo, Utah 84606 prior to December 31, 2000. The Board of Directors will review any proposal which is received by that date and determine whether it is a proper proposal to present to the 2000 Annual Meeting.

                                 VOTE REQUIRED

    A majority of the 17,022,404 issued and outstanding shares of Common Stock of the Company shall constitute a quorum at the Annual Meeting. Under the Utah Revised Business Corporation Act, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting provided a quorum is present. The affirmative vote of at least a majority of the shares represented at the meeting is required for all other proposals to come before the meeting. The Company does not have any specific charter or by-law provisions dealing with the method by which votes will be counted; however, in prior years the Company has counted abstentions and broker non-votes for quorum purposes but the votes represented by such shares are not counted in computing the results of the election of directors or other resolutions.

    Votes cast by shareholders who attend and vote in person or by proxy at the Annual Meeting will be counted by inspectors to be appointed by the Company (it is anticipated that the inspectors will be employees, attorneys or agents of the Company).

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present and has not been informed that any other person intends to present a matter for action at the 2000 Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of Proxies will act in accordance with their best judgment. The Board of Directors may read the minutes of the 1999 Annual Meeting of Shareholders and make reports, but shareholders will not be requested to approve or disapprove such minutes or reports.

    In addition to the solicitation of Proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit Proxies personally or by telephone. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of Common Stock held of record and will reimburse such persons for forwarding such material. The cost of this solicitation of Proxies will be borne by the Company.

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY -
ATTENTION: INVESTOR RELATIONS DEPARTMENT, 75 EAST 1700 SOUTH, PROVO, UTAH 84606. Copies of the Company's 1999 Annual Report to Shareholders are being mailed with this Proxy Statement. Additional copies may also be obtained by writing to the Company's Investor Relations Department, at the above address.

    The enclosed Proxy is furnished for you to specify your choices with respect to the matters referred to in the accompanying notice and described in this Proxy Statement. If you wish to vote in accordance with the Board's recommendations, merely sign, date and return the Proxy in the enclosed envelope which requires no postage if mailed in the United States. A prompt return of your Proxy will be appreciated.

Dated: April 17, 2000                          BY ORDER OF THE BOARD OF DIRECTORS

                                               Brent F. Ashworth
                                               SECRETARY

                                     PROXY

                      NATURE'S SUNSHINE PRODUCTS, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kristine F. Hughes and Brent F. Ashworth and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned on April 14, 2000, at the Annual Meeting of Shareholders to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Friday, May 26, 2000, at 10:00 a.m., local time, or at any adjournment thereof.

                       (TO BE SIGNED ON REVERSE SIDE.)

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


                                     FOR     WITHHELD
1.   Election of Directors.          / /        / /     Nominees:   Pauline T. Hughes

                                                                    Douglas Faggioli


(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-------------------------------------------------------------------------------


                                     FOR     AGAINST    ABSTAIN
2.   To amend the Company's 1995     / /       / /        / /
     Stock Option Plan to increase
     the number of shares authorized
     for issuance under the Plan
     from 1,650,000 to 4,150,000.

3.   In their discretion, the        / /       / /        / /
     Proxies are authorized to vote
     upon such other business as may
     properly come before the Annual
     Meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Please sign and date this Proxy where shown below and return it promptly:

No postage is required if this Proxy is returned in the enclosed envelope and mailed in the United States.

SIGNATURE(S)                                        DATE
             --------------------------------------      ---------------------

NOTE: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.